Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

RACKSPACE, INC.

RACKSPACE, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is RACKSPACE, INC. The Corporation was originally incorporated under the name “RACKSPACE.COM, INC.”, and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on MARCH 7, 2000, then the name was changed to RACKSPACE, INC., and the amendment to the certificate of incorporation changing the name was filed with the Secretary of State of the State of Delaware on JULY 12, 2000, then the name was changed to RACKSPACE MANAGED HOSTING, INC., and the amendment to the certificate of incorporation changing the name was filed with the Secretary of State of the State of Delaware on JULY 25, 2000, then the name was changed to MACRO HOLDING, INC., and the amendment to the certificate of incorporation changing the name was filed with the Secretary of State of the State of Delaware on AUGUST 24, 2000, then the name was changed to RACKSPACE, INC., and the amended and restated certificate of incorporation changing the name was filed with the Secretary of the State of Delaware on November 13, 2007.

2. This Restated Certificate of Incorporation (“Certificate”) was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

3. This Certificate restates and integrates the provisions of the certificate of incorporation of the Corporation and the certificate of designation designating the voting powers, preferences and rights of the Series A-1 Convertible Preferred Stock of Rackspace, Inc (the “Certificate of Designation”).

4. The text of the certificate of incorporation, as amended, and the Certificate of Designation are hereby restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is RACKSPACE, INC. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway in the City of Dover, County of Kent, and the name of the Corporation’s registered agent at such address is Capitol Corporate Services, Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is Three Hundred Fifty Million (350,000,000) shares, consisting of Three Hundred Million (300,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and Fifty Million (50,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

(b) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation.

(c) One million two hundred fourteen thousand eight hundred thirty-seven (1,214,837) shares of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall have the following rights and preferences:

(1) Preferences, Limitations and Rights of Series A-1 Convertible Preferred Stock.

(A) General. Except as otherwise expressly provided by law, shares of Series A-1 Convertible Preferred Stock shall have only the preferences and relative rights expressly stated in this Certificate. The Series A-1 Convertible Preferred Stock shall have the same rights and powers as the Corporation’s

Common Stock and shall be equivalent in all respects to the Corporation’s Common Stock, except that the Series A-1 Convertible Preferred Stock shall have the Liquidation Preference described below. Therefore, each share of Series A-1 Convertible Preferred Stock shall be equivalent in all respects to one share of the Corporation’s Common Stock, except that each share of the Series A-1 Convertible Preferred Stock shall have the Liquidation Preference described below. In all matters which may be voted upon by the holders of the Corporation’s Common Stock, the holders of the Series A-1 Convertible Preferred Stock shall have the right to vote their shares as if they held one share of Common Stock for each share of Series A-1 Convertible Preferred Stock held by them. The Series A-1 Convertible Preferred Stock shall not have the right to vote as a class on any matters, except the right to vote as a class on an amendment or change to the Corporation’s Certificate of Incorporation which would reduce their rights to receive the Liquidation Preference, or eliminate the Corporation’s restriction against issuing any equity security senior to the Series A-1 Convertible Preferred Stock with respect to its priority of the Liquidation Preference, in which event the holders of at least 67% of the outstanding Series A-1 Convertible Preferred Stock must approve any such amendment or change. In addition, and except with respect to the Liquidation Preference stated below, the holders of the Series A-1 Convertible Preferred Stock shall participate in any dividend, distribution, split, or subdivision of shares of the Corporation’s Common Stock, the same as if they held Common Stock of the Corporation, so that in all respects other than the Liquidation Preference stated below, the holders of Series A-1 Convertible Preferred Stock have identical rights as the holders of the Corporation’s Common Stock and shall exercise such rights as if they are holders of Common Stock.

(B) Liquidation Preference. To the extent that the Corporation is liquidated or merged into another entity and the business of the Corporation is not continued by another entity which receives all of the Corporation’s assets and in which the holders of Series A-1 Convertible Preferred Stock have substantially the same rights including the liquidation preferences provided for herein (a “Liquidation Preference”), and the fair market value of the assets to be distributed for each share of Series A-1 Convertible Preferred Stock upon liquidation of the Corporation or as a result of the merger is less than the difference between (i) $11.04, and (ii) the amount of any dividends or other distributions previously made by the Corporation with respect to such share of Series A-1 Convertible Preferred Stock prior to such Preference Liquidation (including the fair market value of any non-cash distribution), the holders of each share of Series A-1 Convertible Preferred Stock shall be entitled to receive a preferential distribution upon the Preference Liquidation in an amount (or fair market value equivalent) equal to $11.04 per share of Series A-1 Convertible Preferred Stock, reduced by the fair market value of any dividends or other distributions previously made by the Corporation with respect to such share of Series A-1 Convertible Preferred Stock, and no more. All assets remaining after the full satisfaction of the Liquidation Preference shall be distributed pro rata among the holders of Common Stock. If the assets available for distribution among the holders of Series A-1 Convertible Preferred Stock are insufficient to permit full payment to them, the entire remaining assets shall be distributed among the holders of the Series A-1 Convertible Preferred Stock. In the event of any stock-split or combination of the Corporation’s Common Stock and Series A-1 Convertible Preferred Stock, the amount of the Preference Liquidation shall be appropriately adjusted so that the stock-split or combination will not have any economic effect upon the Liquidation Preference as set forth herein.

(C) Valuation. For the purposes of determining the fair market value of the assets to be distributed by the Corporation incident to a liquidation or merger of the Corporation, the Corporation shall, at the Corporation’s expense, obtain a valuation from nationally recognized investment banking firm (the “Appraiser”) to determine the fair market value of the assets to be received by the Corporation or its shareholders incident to such merger or other transaction (the “Appraised Value”), with the understanding that such valuation must be made as of a date prior to the date the shareholders will be requested to approve the merger or other transaction. In making the determination of the fair market value of such assets, there shall be no discount for illiquidity, restrictions on transfer or minority interests related to the assets received, and no reduction shall be made for amounts to be deposited in escrow or which are subject to holdback or offset. The Appraised Value shall be deemed to be the fair market value of the assets to be received by the shareholders of the Corporation for the purposes of (B) above. If the valuation provides a range of values, the mid-point of the range shall be used as the Appraised Value. For the purposes of giving effect to the application of the Liquidation Preference and treating the Corporation as having liquidated, a merger shall be treated as a sale of the Corporation’s assets and liabilities for a purchase price equal to the Appraised Value.

(D) Conversion. The Series A-1 Convertible Preferred Stock shall automatically convert (without the necessity of any further act by the Corporation or the holders of the Series A-1 Convertible Preferred Stock) into a like number of shares of the Corporation’s Common Stock, thereby eliminating the Liquidation Preference in favor of the Series A-1 Convertible Preferred Stock, at the time that the Corporation’s Registration Statement becomes effective, provided that if such Registration Statement is withdrawn and no shares of the Corporation’s capital stock are issued pursuant to such Registration Statement, at the time of such withdrawal, the rights of the Series A-1 Convertible Preferred Stock shall automatically be restored and any shares of Common Stock issued to the holders of the Series A-1 Preferred Convertible Preferred Stock as a result of the conversion shall automatically convert back into the same number of shares of Series A-1 Preferred Convertible Preferred Stock from which the shares of Common Stock were converted. For the purposes of this paragraph, the “Registration Statement” shall mean the Form S-1 Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, pursuant to which the Corporation seeks to issue shares of its Common Stock for an aggregate purchase price to the public of at least $10,000,000.00. Upon the conversion of the Series A-1 Convertible Preferred Stock into Common Stock, the holders of the Series A-1 Convertible Preferred Stock shall return to the

Corporation their shares of Series A-1 Convertible Preferred Stock and the Corporation shall issue a like number of shares of Common Stock. Incident to any withdrawal of the Registration Statement under the circumstances described above, upon the conversion of the Common Stock into Series A-1 Convertible Preferred Stock, the holders of the Common Stock shall return to the Corporation their shares of Common Stock, and the Corporation shall issue a like number of shares of Series A-1 Convertible Preferred Stock. The above notwithstanding, in the event that the mid-point filing range for the per share offering price to the public under the Registration Statement is less than the difference between (i) $11.04 and (ii) the fair market value of any dividends or other distributions previously made by the Corporation with respect to such share of Series A-1 Convertible Preferred Stock (such difference being the “Price Threshold”), the number of shares of Common Stock to be received by the holders of the Series A-1 Convertible Preferred Stock upon conversion shall be adjusted upward so that for each share of Series A-1 Convertible Preferred Stock converted, the holder shall receive that amount of Common Stock (which may include fractional shares of Common Stock), valued at the mid-point filing range of the Registration Statement which is equal in value to the Price Threshold. In the event of any stock-split or combination of the Corporation’s Common Stock and Series A-1 Convertible Preferred Stock, the Price Threshold shall be appropriately adjusted so that the stock split or combination will not have any economic effect upon the conversion from Series A-1 Convertible Preferred Stock to Common Stock as set forth herein.

2. No Senior Capital Stock Authorized as to Liquidation Preference. The Corporation shall not authorize or issue, or obligate itself to authorize or issue, any other equity security senior to the Series A-1 Convertible Preferred Stock as to priority of the Liquidation Preference, unless the Corporation receives the approval of the holders of at least 67% of the outstanding Series A-1 Convertible Preferred Stock.

Section 4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation.)

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the By-Laws (“By-Laws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b) Subject to Section 5.5, and following the closing of an initial public offering of the Corporation’s capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Initial Public Offering”), the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The term of the initial Class I Directors shall terminate at the first annual meeting of stockholders to be held after the Initial Public Offering; the term of the initial Class II Directors shall terminate at the second annual meeting of stockholders to be held after the Initial Public Offering; and the term of the initial Class

III Directors shall terminate at the third annual meeting of stockholders to be held after the Initial Public Offering. At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies.

Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal.

Subject to Section 5.5, any or all of the directors may be removed from office at any time, but, after the Initial Public Offering, a director may only be removed for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors.

Notwithstanding any other provision of this ARTICLE V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this ARTICLE V unless expressly provided by such terms.

ARTICLE VI

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.

ARTICLE VII

MEETINGS OF STOCKHOLDERS

Section 7.1 No Action by Written Consent.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent and subsequent to the completion of the Initial Public Offering, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Section 7.2 Meetings.

Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, President, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.3 Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2 Indemnification.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the

Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in ARTICLE VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE IX; provided, however, that, notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2/ 3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of, ARTICLE V, ARTICLE VI, ARTICLE VII or this ARTICLE IX.

ARTICLE X

PERMITTED ACTIVITIES AND CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Permitted Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Permitted Person expressly and solely in such Permitted Person’s capacity as a director of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on April 22, 2008.

Rackspace, Inc.

By:	/s/ Alan Schoenbaum
Alan Schoenbaum Senior Vice President, General Counsel